Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul Carousso

(914) 595-8218

VISANT CORPORATION ANNOUNCES 2013 FULL YEAR AND FOURTH QUARTER RESULTS

ARMONK, NY, March 5, 2014 — VISANT CORPORATION today announced results for its fiscal year ended December 28, 2013, including consolidated net sales of $1,127.7 million, compared to $1,155.3 million for its fiscal year ended December 29, 2012, a decrease of approximately 2.4%. Visant reported consolidated net income of $1.1 million for the fiscal year ended December 28, 2013, compared to a consolidated net loss of $58.6 million for the fiscal year ended December 29, 2012. The 2013 fiscal year results include an $8.2 million non-cash charge associated with the write-off of a tradename no longer in use in the Marketing and Publishing Services segment and the 2012 fiscal year results included a $64.2 million non-cash impairment charge associated with the write-down of goodwill in the Marketing and Publishing Services and Scholastic segments. Visant’s consolidated Adjusted EBITDA (defined in the accompanying summary of financial data) was $284.8 million for the 2013 fiscal year, a decrease of $13.3 million, compared to consolidated Adjusted EBITDA of $298.1 million for the 2012 fiscal year.

For the fourth fiscal quarter of 2013, consolidated net sales were $226.7 million, an increase of approximately 0.8%, compared to consolidated net sales of $225.0 million for the fourth fiscal quarter of 2012. In addition, the Company reported a consolidated net loss of $13.7 million for the fourth quarter of 2013 compared to a consolidated net loss of $85.6 million for the fourth quarter of 2012. The net loss in 2013 includes the $8.2 million write-off of a tradename no longer in use in the Marketing and Publishing Services segment and the net loss in 2012 was primarily attributable to the $64.2 million non-cash impairment charge recorded in 2012 associated with the write-down of goodwill in the Marketing and Publishing Services and Scholastic segments. Consolidated Adjusted EBITDA was $33.3 million for the fourth quarter of 2013 compared to consolidated Adjusted EBITDA of $35.9 million for the fourth quarter of 2012.

Fiscal Year 2013

Net sales for the Scholastic segment for the fiscal year ended December 28, 2013 decreased by $13.9 million, or 3.1%, to $431.9 million compared to $445.8 million for the fiscal year ended December 29, 2012. This decrease was primarily attributable to lower volume in our high school jewelry and announcement products. Partially offsetting the decrease was the shift of approximately $4.0 million of jewelry sales to the 2013 fiscal year from the fall of 2012 due to the timing of orders.

Net sales for the Memory Book segment were $331.3 million for the fiscal year ended December 28, 2013, a decrease of 4.3%, compared to $346.1 million for the fiscal year ended December 29, 2012. This decrease was primarily attributable to 3.6% lower yearbook volume.

Net sales for the Marketing and Publishing Services segment increased to $365.0 million for the fiscal year ended December 28, 2013 compared to $364.3 million for the fiscal year ended December 29, 2012. This increase included sales attributable to the Company’s acquisition of SAS Carestia (“Carestia”), a leader in fragrance sampling in Europe, which closed on July 1, 2013. Excluding the impact attributable to the acquisition of Carestia, net sales declined $9.5 million compared to the fiscal year ended December 29, 2012, primarily due to lower sampling volume in North America, partially offset by higher revenues from our Latin American sampling operations and our direct mail operations.

The Scholastic segment reported Adjusted EBITDA of $74.6 million for the fiscal year ended December 28, 2013, an increase of $2.1 million, compared to $72.5 million for the fiscal year ended December 29, 2012. This increase was primarily due to lower overall costs, including lower selling expenses, material costs and pension expense, partially offset by lower sales volume in high school jewelry and announcement products.

Our Memory Book segment reported Adjusted EBITDA of $140.1 million for the fiscal year ended December 28, 2013, a decrease of $3.6 million, compared to $143.7 million for the fiscal year ended December 29, 2012. This decrease was primarily due to lower yearbook volume partially offset by lower overall costs as a result of cost saving initiatives and lower pension expense.

The Marketing and Publishing Services segment reported Adjusted EBITDA of $70.1 million for the fiscal year ended December 28, 2013, a decrease of $11.8 million, compared to $81.9 million for the prior year comparative period. This decrease was primarily due to lower volume and unfavorable sales mix in our sampling business.

Fourth Fiscal Quarter 2013

Net sales for the Scholastic segment were $114.7 million for the fourth fiscal quarter of 2013 compared to $120.7 million for the fourth fiscal quarter of 2012. This decrease was primarily attributable to lower volume of high school jewelry products.

Net sales for the Memory Book segment were $14.8 million for the fourth fiscal quarter of 2013 compared to $16.5 million for the fourth fiscal quarter of 2012. This decrease was primarily attributable to lower volume.

Net sales for the Marketing and Publishing Services segment for the fourth fiscal quarter of 2013 increased $9.3 million to $97.4 million from $88.1 million for the fourth fiscal quarter of 2012. This increase included sales attributable to the Company’s acquisition of Carestia. Excluding the impact attributable to the acquisition of Carestia, the increase in net sales was $3.6 million compared to the fourth fiscal quarter of 2012, primarily due to higher sampling volume.

Adjusted EBITDA for the Scholastic segment decreased $2.4 million to $18.8 million for the fourth fiscal quarter of 2013, compared to a $21.2 million for the fourth fiscal quarter of 2012, primarily due to lower sales volume.

Adjusted EBITDA for the Memory Book segment for the fourth fiscal quarter of 2013 was a loss of $3.2 million compared to a loss of $3.6 million for the fourth fiscal quarter of 2012. This slight improvement in Adjusted EBITDA was primarily attributable to the impact of cost saving initiatives and lower pension expense.

The Marketing and Publishing Services segment reported Adjusted EBITDA of $17.7 million for the fourth fiscal quarter of 2013 compared to $18.4 million for the fourth fiscal quarter of 2012. This decrease was primarily due to unfavorable sales mix in our sampling operations.

Consolidated Indebtedness

As of December 28, 2013, Visant’s consolidated debt, comprised of the outstanding indebtedness under its senior secured credit facilities and its 10.00% senior notes due 2017, was $1,884.8 million, including $7.7 million of capital lease and equipment financing obligations and exclusive of original issue discount of $11.9 million related to the term loan under the senior secured credit facilities. Visant’s cash position as of December 28, 2013 totaled $96.0 million.

The Company had accrued approximately $14.6 million of interest under its senior notes and senior secured credit facilities as of December 28, 2013. This amount was paid following the end of the fourth fiscal quarter.

Visant has provided a reconciliation of net income to Adjusted EBITDA and EBITDA to Adjusted EBITDA in the accompanying summary of financial data.

Supplemental data has also been provided for Visant’s three segments: Scholastic, Memory Book and Marketing and Publishing Services.

CONFERENCE CALL

The Company’s regular quarterly conference call concerning the 2013 full year and fourth quarter results will be webcast live today at 10:00 a.m. Eastern Time on the Investor Information section of Visant’s website at www.visant.net.

ABOUT OUR COMPANY

Visant is a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance, cosmetic and personal care sampling and packaging, and educational and trade publishing segments.

The Company has three reportable segments:

Scholastic - provides services in conjunction with the marketing, sale and production of class rings and an array of graduation products and other scholastic affinity products to students and administrators primarily in high schools, colleges and other post-secondary institutions.

Memory Book - provides services in conjunction with the publication, marketing, sale and production of school yearbooks, memory books and related products that help people tell their stories and chronicle important events.

Marketing and Publishing Services—provides services in conjunction with the development, marketing, sale and production of multi-sensory and interactive advertising sampling systems and packaging, primarily for the fragrance, cosmetic and personal care segments, and provides innovative products and related services to the direct marketing sector. The group also produces book components primarily for the educational and trade publishing segments.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements including, without limitation, statements concerning our operations, our economic performance and financial condition. Forward-looking statements are not historical facts, but rather predictions and generally can be identified by use of statements that include such words as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “believe” and other similar expressions that are intended to identify forward-looking statements and information. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation, those identified under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 29, 2012 and as will be identified under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 28, 2013.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements: our substantial indebtedness and our ability to service the indebtedness; our inability to implement our business strategy in a timely and effective manner; competition from other companies; our inability to consummate acquisitions and dispositions on acceptable terms or capture anticipated synergies; global market and economic conditions; levels of customers’ advertising and marketing spending, including as may be impacted by economic factors and general market conditions; fluctuations in raw material prices; our reliance on a limited number of suppliers; the seasonality of our businesses; developments in technology and related changes in consumer behavior; the loss of significant customers or customer relationships; Jostens’ reliance on independent sales representatives; our reliance on numerous complex information systems and associated security risks; the amount of capital expenditures required at our businesses; risks associated with doing business outside the United States; the reliance of our businesses on limited production facilities; actions taken by the U.S. Postal Service and changes in postal standards and their effect on our marketing services business, including as such changes may impact competition for our sampling systems; labor disturbances; environmental obligations and liabilities; adverse outcome of pending or threatened litigation; the enforcement of intellectual property rights; the impact of changes in applicable law and regulations, including tax legislation; the application of privacy laws and other related obligations and liabilities for our business; the textbook adoption cycle and levels of government funding for education spending; control by our stockholders; changes in market value of the securities held in our pension plans; and our dependence on members of senior management.

We caution you not to place undue reliance on these forward-looking statements, and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date they are made, are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statements in light of new information, future events or otherwise, except as required by law. Comparisons of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

The information presented in this release contains financial measures other than in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for the company’s historical consolidated financial statements. The company presents this information because management uses it to monitor and evaluate the company’s ongoing operating results and trends, and the covenants in its debt agreements are tied to these measures. The company believes this information provides investors with an understanding of the company’s operating performance over comparative periods.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Twelve months ended
	December 28,	December 29,	December 28,	December 29,
In thousands	2013	2012	2013	2012
Net sales	$226,680	$224,985	$1,127,703	$1,155,342
Cost of products sold	118,228	115,372	543,401	549,490

Gross profit	108,452	109,613	584,302	605,852
Selling and administrative expenses	96,012	105,802	405,962	426,376
(Gain) loss on disposal of fixed assets	(793)	686	(835)	(1,629)
Special charges (1)	9,080	65,275	20,561	75,905

Operating income (loss)	4,153	(62,150)	158,614	105,200
Gain on repurchase and redemption of debt	—	(947)	—	(947)
Interest expense, net	38,907	40,552	155,268	158,924

(Loss) income before income taxes	(34,754)	(101,755)	3,346	(52,777)
(Benefit from) provision for income taxes	(21,098)	(16,130)	2,265	5,823

Net (loss) income	$(13,656)	$(85,625)	$1,081	$(58,600)

Adjusted EBITDA (2)	$33,304	$35,934	$284,832	$298,081

Adjusted EBITDA Reconciliation:

In thousands
Net (loss) income	$(13,656)	$(85,625)	$1,081	$(58,600)
Interest expense, net	38,907	40,552	155,268	158,924
(Benefit from) provision for income taxes	(21,098)	(16,130)	2,265	5,823
Depreciation and amortization expense	17,689	27,693	89,523	104,533

EBITDA	21,842	(33,510)	248,137	210,680

Special charges (1)	9,080	65,275	20,561	75,905
(Gain) loss on disposal of fixed assets	(793)	686	(835)	(1,629)
Gain on repurchase and redemption of debt	—	(947)	—	(947)
Stock-based compensation (3)	850	700	1,512	1,093
Non-recurring employment-related expenses (4)	102	—	6,953	—
Other (5)	2,223	3,730	8,504	12,979

Adjusted EBITDA (2)	$33,304	$35,934	$284,832	$298,081

(1)	Special charges for the fourth fiscal quarter ended December 28, 2013 included non-cash charges of $8.2 million related to the write-off of a tradename no longer in use in our Marketing and Publishing Services segment and $0.1 million of asset impairment charges associated with facility consolidations in the Scholastic segment. Also included in special charges for the three months ended December 28, 2013 were $0.6 million and $0.2 million of severance and related benefit costs associated with reductions in force in the Scholastic and Memory Book segments, respectively.

Special charges for the fiscal year ended December 28, 2013 included: (a) $8.6 million of costs in the Marketing and Publishing Services segment consisting of a non-cash charge of $8.2 million related to the write-off of a tradename no longer in use, and $0.4 million of severance and related benefit costs associated with reductions in force; (b) $2.6 million of costs in the Scholastic segment consisting of $2.5 million of severance and related benefit costs associated with reductions in force and a non-cash charge of $0.1 million related to asset impairment charges associated with facility consolidations; and (c) $1.7 million of costs in the Memory Book segment consisting of $1.0 million of severance and related benefit costs associated with reductions in force and a non-cash charge of $0.7 million related to asset impairment charges associated with the consolidation of our Topeka, Kansas facility. Also included in special charges for the twelve months ended December 28, 2013 was $7.7 million related to the mutual termination of a multi-year marketing and sponsorship arrangement entered into by Jostens in 2007.

Special charges for the fourth fiscal quarter ended December 29, 2012 included an aggregate $64.2 million non-cash impairment charge associated with the write-down of goodwill in the amount of $55.3 million in our Marketing and Publishing Services segment and $8.9 million in our Scholastic segment. The Scholastic segment also reported $0.4 million of severance and related benefit costs associated with reductions in force. Special charges in the Memory Book segment included $0.5 million of costs consisting of severance and related benefit costs associated with the consolidation of our Topeka, Kansas facility.

Special charges for the fiscal year ended December 29, 2012 included: (a) $58.0 million of costs in the Marketing and Publishing Services segment consisting of a $55.3 million non-cash impairment charge associated with the write-down of goodwill, $2.1 million of severance and related benefit costs and $0.5 million of non-cash asset related impairment charges associated with facility consolidations; (b) $10.1 million of costs in the Scholastic segment including an $8.9 million non-cash impairment charge associated with the write-down of goodwill and $1.2 million of severance and related benefit costs associated with reductions in force; and (c) $7.8 million of costs in the Memory Book segment including $6.5 million of severance and related benefit costs associated with reductions in force and approximately $1.3 million of non-cash asset impairment charges associated with the consolidation of our Topeka, Kansas facility.

(2)	Adjusted EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization, excluding certain non-recurring items. Adjusted EBITDA excludes certain items that are also excluded for purposes of calculating required covenant ratios and compliance under the indenture governing our outstanding 10.00% senior notes and our senior secured credit facilities. As such, Adjusted EBITDA is a material component of these covenants. Non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratio contained in the indenture governing the senior notes would prohibit Visant and its restricted subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions. Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States of America (GAAP), is not a measure of financial condition or profitability and should not be considered as an alternative to (a) net income (loss) determined in accordance with GAAP or (b) operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

(3)	Reflects amounts included in selling and administrative expenses in connection with the recognition by Visant Corporation of stock-based compensation expense.

(4)	Reflects amounts included in selling and administrative expenses for non-recurring employment expenses related to certain executive transitions.

(5)	Other charges for the quarter ended December 28, 2013 included $1.0 million of management fees, $0.9 million of acquisition-related costs and $0.3 million of other costs that are non-recurring in nature.

Other charges for the fiscal year ended December 28, 2013 included $3.8 million of management fees, $1.6 million of acquisition-related costs, $1.0 million of costs related to the relocation of certain manufacturing equipment and the consolidation of certain facilities in the Memory Book segment, $0.3 million of non-recurring professional fees and $1.8 million of other costs that are non-recurring in nature.

Other charges for the quarter ended December 29, 2012 included $1.9 million and $0.4 million of costs related to the relocation of certain manufacturing equipment and consolidation of certain facilities in the Memory Book and Marketing and Publishing Services segments, respectively. Also included were $0.9 million of management fees, $0.1 million of non-recurring professional fees and $0.4 million of other costs that were non-recurring in nature.

Other charges for the fiscal year ended December 29, 2012 included $3.7 million and $2.4 million of costs related to the relocation of certain manufacturing equipment and consolidation of certain facilities in the Memory Book and Marketing and Publishing Services segments, respectively. In addition, in the Scholastic segment, there were $0.6 million of non-cash costs associated with the donation to the local industrial development authority of the former Unadilla, Georgia facility. Also included were $3.7 million of management fees, $0.9 million of non-recurring professional fees and $1.6 million of other costs that were non-recurring in nature.

VISANT CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DATA (UNAUDITED)

	Three months ended
In thousands	December 28, 2013	December 29, 2012	$ Change	% Change
Net sales
Scholastic	$114,701	$120,712	$(6,011)	(5.0%)
Memory Book	14,756	16,501	(1,745)	(10.6%)
Marketing and Publishing Services	97,361	88,105	9,256	10.5%
Inter-segment eliminations	(138)	(333)	195	NM

	$226,680	$224,985	$1,695	0.8%

Adjusted EBITDA
Scholastic	$18,845	$21,162	$(2,317)	(10.9%)
Memory Book	(3,228)	(3,579)	351	9.8%
Marketing and Publishing Services	17,687	18,351	(664)	(3.6%)

	$33,304	$35,934	$(2,630)	(7.3%)

Adjusted EBITDA margin	14.7%	16.0%

NM	= not meaningful

	Twelve months ended
In thousands	December 28, 2013	December 29, 2012	$ Change	% Change

Net sales
Scholastic	$431,895	$445,790	$(13,895)	(3.1%)
Memory Book	331,339	346,070	(14,731)	(4.3%)
Marketing and Publishing Services	365,011	364,297	714	0.2%
Inter-segment eliminations	(542)	(815)	273	NM

	$1,127,703	$1,155,342	$(27,639)	(2.4%)

Adjusted EBITDA
Scholastic	$74,636	$72,461	$2,175	3.0%
Memory Book	140,103	143,727	(3,624)	(2.5%)
Marketing and Publishing Services	70,093	81,893	(11,800)	(14.4%)

	$284,832	$298,081	$(13,249)	(4.4%)

Adjusted EBITDA margin	25.3%	25.8%

NM = not meaningful